Exhibit 10.1

[…] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SETTLEMENT AGREEMENT

This settlement agreement (“Settlement Agreement”) is entered into this 18th day of December 2003 (“Effective Date”) between Protein Design Labs, Inc., a corporation organized under the laws of the State of Delaware (hereafter “PDL”), and Genentech, Inc., a corporation organized under the laws of the State of Delaware (hereafter “Genentech”).

WHEREAS PDL owns rights to the PDL Patents related to humanized antibodies and methods of making and manufacturing humanized antibodies;

WHEREAS Genentech develops, produces, uses, and/or sells a number of humanized antibody products, including, without limitation, Xolair, Raptiva, Herceptin, and Avastin;

WHEREAS PDL and Genentech are parties to that certain Patent Licensing Master Agreement dated September 25, 1998, as amended by Amendment No. 1 To The Patent Licensing Master Agreement dated September 18, 2003 and Amendment No. 2 To The Patent Licensing Master Agreement of even date herewith (collectively the “PLMA”) pertaining to licensing of rights to their respective patents, and are parties to that certain PDL License Agreement dated November 3, 1998, as amended by Amendment No. 1 To The Herceptin License Agreement of even date herewith (collectively the “Herceptin License Agreement”) under which PDL licensed the PDL Patents to Genentech for the Herceptin antibody product;

WHEREAS in 2003, Genentech received approval from the United States Food and Drug Administration (“FDA”) for the Xolair and Raptiva antibody products, and continues to seek FDA approval for the Avastin antibody product;

WHEREAS in 2003, PDL and Genentech disagreed concerning whether Xolair and other Genentech products infringe the PDL Patents and concerning the validity and enforceability of the PDL Patent Family; obtained extensive and thorough advice of counsel and detailed factual information and legal analyses concerning these issues; presented their respective positions and disagreements on these issues to one another; engaged in extensive discussions with one another regarding the infringement, validity, and enforceability of the PDL Patents; and decided to resolve and settle their disputes regarding infringement by these products, subject to the terms and conditions of this Settlement Agreement, and further decided to resolve and settle their disputes forever regarding the validity and enforceability of the PDL Patent Family in order to avoid protracted litigation of those disputed issues and the business uncertainty and damage that litigation of those issues would cause, and thus compromise and settle those disputes as set forth in this Settlement Agreement, Amendment No. 2 to the PLMA and Amendment No. 1 To The Herceptin License Agreement;

THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

The capitalized terms used in this Settlement Agreement shall have the definitions assigned to them in this Section 1 and shall include the singular as well as the plural.

1.1    “Party” means either PDL or Genentech. “PDL Patents” means U.S. Patent Nos. 5,585,089; 5,693,761; 5,693,762; and 6,180,370.

1.2    PDL Patent Family” means U.S. Patent Nos. 5,585,089; 5,693,761; 5,693,762; and 6,180,370, and related United States patent applications owned by, assigned to, or subject to an obligation to assign to PDL as of the Effective Date, including any divisionals, continuations, continuations-in-part, reissues, extensions, and reexamination certificates or patents claiming priority from any of the foregoing.

1.3    “Opposition” means Genentech’s pending European Patent Office Opposition to PDL’s European Patent No. 415, 216 B1.

1.4    “Four Products” means Herceptin, Xolair, Raptiva and Avastin.

1.5    “Final Adverse Decision” means a decision, that results in a significant change to a majority of the independent claims of the PDL Patent(s) that was or were the subject of a proceeding between PDL and a Third Party or a PTO Proceeding resulting in such decision, by a court or other body of competent jurisdiction from which no appeal has been or may be taken, where such decision: (i) invalidates such majority of independent claims; (ii) cancels such majority of independent claims; or (iii) holds unenforceable such majority of independent claims. Such decision must arise out of an action taken by a Third Party or a PTO Proceeding.

1.6    “GNE Licensed Product” shall have the same meaning as that set forth in the PLMA.

1.7    “Licensed Product” shall have the same meaning as that set forth in a PDL License Agreement relating to a particular antibody product.

1.8    “PTO Proceeding” means a proceeding in the U.S. Patent and Trademark Office relating to one or more patents within the PDL Patents which proceeding does not involve GNE. By way of example only, and without limitation, PTO Proceeding includes reexamination and reissue proceedings.

1.9    “Third Party” means a person or entity that is not Genentech or a Genentech Affiliate (as defined in the PLMA); for the sake of clarity, the Parties hereby agree that each of Roche Holdings, Inc., and its affiliated companies (other than Genentech) shall be considered a Third Party for purposes of this Settlement Agreement.

1.10    “Legal Materials” means and includes any and all opinions of counsel, attorney work product and/or any other legal analyses regarding the validity and/or enforceability of the PDL Patent Family.

2.	FINAL RESOLUTION OF PATENT DISPUTES; RELEASE AND WAIVER OF PATENT DEFENSES

2.1    Genentech has obtained detailed factual and legal information and has carefully analyzed and obtained detailed and thorough legal advice and opinions concerning whether Xolair, Raptiva, Herceptin, and Avastin infringe the PDL Patents and whether the PDL Patents are valid and enforceable. Genentech and PDL have presented their respective positions and disagreements on these issues to one another; engaged in extensive discussions with one another regarding the infringement, validity, and enforceability of the PDL Patents; and decided to resolve and settle their disputes regarding infringement by these products, subject to the terms and conditions of this Settlement Agreement, and further decided to resolve and settle their disputes forever regarding the validity and enforceability of the PDL Patent Family in order to avoid protracted litigation of those disputed issues and the business uncertainty and damage that litigation of those issues would cause.

2.2    Subject to Section 2.5, Genentech agrees and stipulates that each of the Four Products is, with respect to the PDL Patents only, a GNE Licensed Product and a Licensed Product.

2.3    Genentech further agrees and stipulates that each of the claims of any present or future issued patents within the PDL Patent Family is valid and enforceable, subject to the Proviso (as defined in Section 2.4).

2.4    Genentech agrees, covenants, represents, and warrants that it will not: (i) knowingly or intentionally file or otherwise initiate or participate in a lawsuit, arbitration proceeding, United States Patent And Trademark Office (“USPTO”) interference or other legal proceeding in the United States in which Genentech alleges or seeks a determination that one or more claims of an issued patent within the PDL Patent Family is invalid or unenforceable; or (ii) knowingly or intentionally provide assistance to any party alleging or seeking a determination that one or more claims of an issued patent within the PDL Patent Family is invalid or unenforceable, except as required by law and except as Genentech may be required (and only to the extent it is so required) to provide technical scientific or business documents and/or information to any party under a contract or other written agreement between Genentech and such party (excluding Legal Materials); (iii) knowingly or intentionally encourage another party to allege or to seek a determination that one or more claims of an issued patent within the PDL Patent Family is invalid or unenforceable, (iv) knowingly or intentionally refuse to pay royalties to PDL under a PDL License Agreement on the ground that one or more claims of an issued patent within the PDL Patent Family is invalid or unenforceable, or (v) knowingly or intentionally terminate a PDL License Agreement on the ground that one or more claims of an issued patent within the PDL Patent Family is invalid or unenforceable. The preceding sentence is not intended to, and shall not, prevent Genentech from characterizing the technical aspects of one or more claims of the PDL Patent Family in prosecuting its own patent applications or in litigation with a Third Party concerning either a Genentech patent or a Third Party patent. Genentech releases and waives its right to challenge the invalidity and unenforceability of any issued patent within the PDL Patent Family in any future litigation, arbitration, interference, or other proceeding; provided, however, that Genentech shall not be prohibited from referencing and relying on a decision by a court or other body of competent jurisdiction from which no appeal has been or may be taken holding one or more claims of a PDL Patent to be invalid or unenforceable where such decision has arisen out of an action taken by a Third Party, where such reference and reliance by Genentech is made solely in a dispute concerning whether a GNE Licensed Product continues to be a GNE Licensed Product and/or whether a Licensed Product continues to be a Licensed Product following a Final Adverse Decision as permitted in Sections 2.5 and 2.6 of this Settlement Agreement (such proviso being referred to herein as the “Proviso”). This agreement and covenant by Genentech shall apply not only to the Four Products, but also to any future products of Genentech. PDL expressly acknowledges and agrees that Genentech cannot control, and that Genentech therefore shall not be held responsible or liable for, the actions of any Third Party (including but not limited to its development, commercialization or marketing partners) that may decide to challenge the validity or enforceability of any of the PDL Patent Family in any court, agency (including, without limitation, the USPTO), or tribunal, or in any litigation, arbitration, interference, or other proceeding. In the event Genentech is: (i) required by law to provide documents and/or information to a Third Party in connection with a Third Party litigation, arbitration, interference or other proceeding; or (ii) required (and only to the extent it is so required) to provide technical scientific or business documents and/or information (excluding Legal Materials) to any party under a contract or other written agreement between Genentech and such party, Genentech’s provision of such documents and/or information under the circumstances set forth in such subsections (i) or (ii) shall not constitute a breach of this Settlement Agreement.

2.5    (a) If no Final Adverse Decision has occurred, then the stipulation in Section 2.2 shall remain in effect and GNE shall continue to pay royalties to PDL with respect to the Four Products as required under the PLMA and the applicable PDL License Agreements relating to each such Licensed Product.

(b)    Following a Final Adverse Decision, if Genentech (i) believes in good faith that one or more GNE Licensed Products clearly no longer constitutes a GNE Licensed Product and clearly no longer constitutes a Licensed Product by virtue of such Final Adverse Decision and (ii) believes it can establish by clear and convincing evidence that one or more GNE Licensed Products clearly no longer constitutes a GNE Licensed Product and clearly no longer constitutes a Licensed Product by virtue of such Final Adverse Decision, Genentech shall provide written notice (“Written Notice”) to PDL specifying each GNE Licensed Product it believes clearly no longer constitutes neither a GNE Licensed Product nor a Licensed Product (the “Disputed Product”); provided however, that Genentech shall not reassert or rely on any of the four grounds that Genentech raised with PDL during the discussions leading up to this Settlement Agreement, as evidenced by the records of the Parties, as grounds for establishing that a GNE Licensed Product clearly no longer constitutes a GNE Licensed Product and that a Licensed Product clearly no longer constitutes a Licensed Product by virtue of such Final Adverse Decision.

(c)    Promptly following receipt of such Written Notice by PDL, the Parties will each designate a representative (collectively the “Representatives”) and such Representatives will meet in an attempt to informally resolve whether Genentech can show by clear and convincing evidence that each Disputed Product identified in the Written Notice clearly constitutes neither a GNE Licensed Product nor a Licensed Product. If the Representatives are unable to resolve such issue within sixty (60) days after their first meeting, then either

Party may at any time thereafter provide the other with written notice specifying the terms of such disagreement in reasonable detail (“Detailed Written Notice”).

(d)    Upon receipt of such Detailed Written Notice, the chief executive officers of PDL and Genentech shall meet at a mutually agreed upon time and location in an attempt to informally resolve whether Genentech can show by clear and convincing evidence that each Disputed Product identified in the Written Notice clearly constitutes neither a GNE Licensed Product nor a Licensed Product.

(e)    Either Party may initiate arbitration proceedings under Section 2.5 if: (i) the chief executive officers are unable to resolve whether Genentech can show by clear and convincing evidence that each Disputed Product identified in the Written Notice clearly constitutes neither a GNE Licensed Product nor a Licensed Product within sixty (60) days of their first meeting; or (ii) prior to the expiration of such sixty (60) days, the chief executive officers agree that they are unlikely to resolve such issue.

2.6    Arbitration.

(a)    Any dispute under Section 2.5 that cannot be resolved through the procedures set forth in Section 2.5 shall be submitted by the parties to arbitration in Santa Clara County, California in accordance with the then-current commercial arbitration rules of the American Arbitration Association (“AAA”) except as otherwise provided herein. For each Disputed Product, the sole issue to be resolved in such arbitration is whether Genentech can prove, by clear and convincing evidence, that each Disputed Product clearly constitutes neither a GNE Licensed Product nor a Licensed Product by virtue of a Final Adverse Decision. Each of the Disputed Products in question shall be considered separately.

(b)    Any arbitration proceeding hereunder shall be held in English and a transcribed record prepared in English. The Parties shall choose, by mutual agreement, one (1) neutral arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment of a person who shall devote substantial time to arbitrating within thirty (30) days of such failure. Discovery permitted by the arbitrator shall be pursuant to California Code of Civil Procedure Sections 1283.05 and 1283.1, provided that all discovery shall be completed within sixty (60) days of the appointment of such arbitrator and the decision rendered by such arbitrator shall thereafter be delivered in writing setting forth the basis therefor within thirty (30) days after the completion of discovery. Judgment on such award may be entered and enforceable in any court having jurisdiction thereof. Nothing in this Settlement Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute but only to the extent necessary to protect either Party’s name, proprietary information, trade secrets, know-how or any other similar proprietary rights. If the issues in dispute involve scientific or technical matters related to monoclonal antibody technology, any arbitrator chosen hereunder shall have not less than five (5) years of educational training and/or experience sufficient to demonstrate a reasonable level of relevant scientific and/or technical knowledge related to monoclonal antibody technology. If the issues in dispute involve patent matters, then such arbitrator shall also be a licensed patent attorney or otherwise knowledgeable about patent law matters and to the extent possible, with monoclonal antibody technology. The decision of the arbitrator shall be in writing and shall set forth the basis therefor. Such decision shall be final, binding and unappealable. The arbitrator shall have the authority to award such remedies as he or she believes appropriate in the circumstances, including, but not limited to, compensatory damages, consequential and incidental damages, interest, tort damages (but not punitive or similar damages) and specific performance and other equitable relief. Without limiting the generality of the foregoing remedies, in each instance that Genentech prevails on its claim that a Disputed Product clearly constitutes neither a GNE Licensed Product nor a Licensed Product by virtue of a Final Adverse Decision, the arbitrator may award to Genentech a refund of some or all of the royalties that Genentech paid pursuant to Section 2.7 for such Disputed Product during the dispute resolution procedures.

(c)    The prevailing party in the arbitration shall be awarded reasonable attorneys’ fees and costs arising out of Sections 2.5 and 2.6 by the non-prevailing party.

2.7    Genentech shall continue to pay royalties as required under the PLMA and the applicable PDL License Agreements during any dispute resolution procedures under Sections 2.5 and 2.6 until a final, unappealable determination by an arbitrator pursuant to Section 2.6 has been rendered.

3.	COVENANTS

3.1    As part of this Settlement Agreement and as consideration for the promises, covenants, warranties, and agreements therein, the Parties agree and covenant as follows:

(a)    Genentech agrees and covenants that within seven (7) days after the Effective Date, Genentech shall file with the European Patent Office (“EPO”) a withdrawal of the Opposition in the form attached hereto as Exhibit B. PDL expressly acknowledges and agrees that Genentech cannot control, and that Genentech therefore shall not be held responsible or liable for, the actions of any Third Party (including but not limited to its development, commercialization or marketing partners) that may decide to challenge or continue challenging the validity or enforceability of PDL’s European Patent No. 415, 216 B1 in any court, agency (including, without limitation, the EPO or European Board Of Patent Appeals), or tribunal, or in any litigation, arbitration, interference, or other proceeding. However, Genentech further covenants that it will not knowingly or intentionally assist any party in opposing or challenging PDL’s European Patent No. 415, 216 B1. In the event Genentech is: (i) required by law to provide documents and/or information to a Third Party in connection with a Third Party litigation, arbitration, interference or other proceeding; or (ii) required (and only to the extent it is so required) to provide technical scientific or business documents and/or information (excluding Legal Materials) to any party under a contract or other written agreement between Genentech and such party, Genentech’s provision of such documents and/or information under the circumstances set forth in such subsections (i) or (ii) shall not constitute a breach of this Settlement Agreement.

(b)    PDL agrees and covenants that it will waive and release any claim it may have that Genentech has breached the Herceptin License Agreement based on Genentech’s participation in the Opposition prior to the Effective Date.

(c)    The Parties agree and covenant that, concurrently with the execution of this Settlement Agreement, they will execute Amendment No. 2 To The PLMA and Amendment No. 1 To The Herceptin License Agreement in the forms attached as Exhibits C and D.

(d)    The Parties agree and covenant that, concurrently with execution of this Settlement Agreement, they will execute PDL License Agreements under the PLMA for Xolair, attached as Exhibit E, and Raptiva, attached as Exhibit F.

(e)    The Parties agree and covenant that within ten (10) days after first regulatory approval of Avastin, they will enter into a PDL License Agreement under the PLMA for Avastin, attached as Exhibit G.

(f)    The Parties agree and covenant that, concurrently with the execution of this Settlement Agreement, they will execute a Master Licensing Agreement relating to the Carter Patents, attached as Exhibit H.

4.	BREACH OF ARTICLE 2

4.1    Genentech and PDL agree, represent, and warrant that, based on their analyses and judgments regarding their businesses and patents, the market for humanized antibodies, the value of the PDL Patent Family, the market for patent licensing, the consideration exchanged herein, and the terms of this Settlement Agreement:

(a)    PDL is relying materially on Genentech’s agreement to comply fully and in all respects with Sections 2.3 and 2.4, and PDL will be severely and irreparably injured and will suffer substantial, irreparable loss if Genentech violates or fails to comply in any respect with Section 2.3 or 2.4;

(b)    as of the Effective Date, the reasonable royalty value of the PDL Patents is […]% of net sales of products covered by the PDL Patents and is expected to increase above this level; and

(c)    PDL has made concessions and sacrifices to Genentech in its licensing revenue and licensing business in exchange for Genentech’s promises, covenants, representations, and warranties in this Settlement Agreement.

(d)    Genentech has failed to pay royalties to PDL for certain of the Four Products prior to the Effective Date, which royalties Genentech now believes are payable and shall be paid in accordance with the applicable PDL License Agreements.

4.2    Genentech and PDL therefore agree that, in the event that Genentech violates or fails to comply with Section 2.3 or 2.4 of this Settlement Agreement in any respect, PDL shall notify Genentech of such violation or failure to comply, and Genentech shall have ten (10) days to cure such violation or failure to comply (the “Cure Period”). If Genentech fails to cure such violation, continues to violate, or fails to comply with Section 2.3 or 2.4 of this Settlement Agreement at the end of the Cure Period, PDL shall be entitled to invoke the following additional relief:

(a)    PDL may terminate each and any PDL License Agreement, including, without limitation, the Herceptin License Agreement, the PDL License Agreements for Xolair, Raptiva, and Avastin, and any other PDL License Agreement, in any sequence, at any time, individually, or in any combination, and may terminate all of Genentech’s rights under the PLMA to take additional licenses under the PDL Patent Family;

(b)    In the event PDL elects not to exercise its termination rights under Section 4.2(a), PDL may suspend the operation of: (i) Section 4.1, entitled “Royalties,” to the PLMA; and (ii) Section 3.04 of any PDL License Agreement that PDL elects not to terminate under Section 4.2(a). In such a case, Genentech will be required to pay a royalty rate of 3.75% (or any higher royalty rate at which PDL has licensed the PDL Patents), under each PDL License Agreement, on all GNE US Net Sales of such Licensed Product occurring following the end of the Cure Period as well as on all GNE US Net Sales for which royalties have accrued but have not yet been paid;

(c)    Upon PDL’s written request, Genentech shall pay PDL royalties at a rate of 3.75% of all GNE US Net Sales (or any higher royalty rate at which PDL has licensed the PDL Patents) of each GNE Licensed Product, from the Effective Date of the PDL License Agreement for such GNE Licensed Product to the end of the Cure Period, minus any royalties already paid by Genentech to PDL for such GNE Licensed Product;

(d)    Upon PDL’s written request, Genentech shall immediately pay PDL liquidated damages of $[…] million for costs incurred by PDL and disruption of PDL’s business in response to Genentech’s violation of or failure to comply with Section 2.3 or 2.4 of this Settlement Agreement;

(e)    Upon PDL’s written request, Genentech shall immediately pay PDL liquidated damages of $[…] million for the harm and decreased value of PDL’s licensing business resulting from PDL’s agreements with Genentech and the harm PDL will suffer from the business uncertainty caused by the disagreement and Genentech’s violation of Section 2.3 or 2.4 of this Settlement Agreement;

(f)    PDL shall have the right to reduce any payments it owes or becomes obligated to make to Genentech under any and all GNE License Agreements to a royalty rate of […]% of PDL ROW Net Sales and […]% of PDL US Net Sales.

(g)    In the event Genentech fails to pay PDL any amounts owed under this Section 4.2, PDL may deduct such amounts from any amounts that PDL owes to Genentech under any and all GNE License Agreements.

(h)    Upon PDL’s written request, Genentech shall reimburse PDL for any and all attorneys’ fees and expenses arising out of or relating in any way to Genentech’s failure to comply with Section 2.3 or 2.4 and any events resulting therefrom.

(i)    The parties agree and stipulate that regardless of any possibility or opportunity for cure in this Settlement Agreement, PDL will be immediately and irreparably injured by Genentech’s violation of Section 2.3 or 2.4, and Genentech stipulates and agrees to the entry of injunctive relief, specific performance, and any other appropriate emergency relief in any court with jurisdiction prohibiting Genentech’s continued violations of Section 2.3 or 2.4.

5.	CONFIDENTIALITY

5.1 Other than the fact that the dispute between the Parties has been resolved, and the fact that the Parties have entered into this Settlement Agreement, the Parties shall not disclose the terms of this Settlement Agreement to any third party except under the terms below:

(a)    with the prior written consent of the other Party; or

(b)    to any governmental body demanding such terms which has jurisdiction to compel production; or

(c)    to the U.S. Securities Exchange Commission or any equivalent foreign regulatory authority, with a request for confidential treatment of the financial terms;

(d)    as otherwise may be required by law, legal processes, or accounting requirements; or

(e)    to legal counselors, auditors, or other similar professionals representing a Party, who are under a general obligation of confidentiality with respect to information disclosed to them by such Party.

5.2    When providing a disclosure under Sections 5.1(a) or (d), the divulging Party will, absent written agreement of the other Party to the contrary and to the extent permitted by law, enter into a written non-disclosure agreement with the receiving party under which the receiving party agrees to keep such disclosed information in strict confidence. When disclosing under Sections 5.1(b) or (c), the disclosing Party will provide notice to the other Party of the matters to be disclosed as far in advance of the disclosure as is reasonably practicable.

5.3    The Parties agree that no press releases or other public announcements concerning this Settlement Agreement will be issued, except in the form attached hereto as Exhibit A and except in response to questions relating thereto.

6.	TERM

6.1    This Settlement Agreement shall become effective upon the Effective Date, and shall remain in full force and effect until the last to expire of the issued claims within the PDL Patent Family, except that the provisions of Articles 5, 7, and 8 shall survive termination of this Settlement Agreement.

7.	WARRANTY AND DISCLAIMER

7.1    Genentech represents and warrants to PDL that Genentech will not: (i) knowingly or intentionally file or otherwise initiate or participate in a lawsuit, arbitration proceeding, United States Patent And Trademark Office interference or other legal proceeding in the United States in which Genentech alleges or seeks a determination that one or more claims of an issued patent within the PDL Patent Family is invalid or unenforceable; or (ii) knowingly or intentionally provide assistance to any party alleging or seeking a determination that one or more claims of an issued patent within the PDL Patent Family is invalid or unenforceable, except as required by law; (iii) knowingly or intentionally encourage another party to allege or to seek a determination that one or more claims of an issued patent within the PDL Patent Family is invalid or unenforceable, (iv) knowingly or intentionally refuse to pay royalties to PDL under a PDL License Agreement on the ground that one or more claims of an issued patent within the PDL Patent Family is invalid or unenforceable, or (v) knowingly or intentionally terminate a PDL License Agreement on the ground that one or more claims of an issued patent within the PDL Patent Family is invalid or unenforceable. The preceding sentence is not intended to, and shall not, prevent Genentech from characterizing the technical aspects of one or more claims of the PDL Patent Family in prosecuting its own patent applications or in litigation with a Third Party concerning either a Genentech patent or a Third Party patent. PDL expressly acknowledges and agrees that Genentech cannot control, and that Genentech therefore shall not be held responsible or liable for, the actions of any Third Party (including but not limited to its development, commercialization or marketing partners) that may decide to challenge the validity or enforceability of any of the PDL Patent Family in any court, agency (including, without limitation, the USPTO), or tribunal, or in any litigation, arbitration, interference, or other proceeding. In the event Genentech is: (i) required by law to provide documents and/or information to a Third Party in connection with a Third Party litigation, arbitration, interference or other proceeding; or (ii) required (and only to the extent it is so required) to provide technical scientific or business documents and/or information (excluding Legal Materials) to any party under a contract or other written agreement between Genentech and such party, Genentech’s provision of such documents and/or information under the circumstances set forth in such subsections (i) or (ii) shall not constitute a breach of this Settlement Agreement.

7.2    EACH PARTY MAKES NO REPRESENTATION, EXTENDS NO WARRANTIES OF ANY KIND AND ASSUMES NO RESPONSIBILITY WHATEVER WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, LEASE OR SALE OF ANY LICENSED PRODUCT, OR PART THEREFOR, BY THE OTHER PARTY, ANY OF ITS AFFILIATES, OR ANY DIRECT OR INDIRECT SUPPLIER OR VENDEE OR OTHER TRANSFEREE OF ANY SUCH COMPANY.

8.	MISCELLANEOUS PROVISIONS

8.1    Nothing in this Settlement Agreement shall be construed as:

(a)    requiring the filing of any patent application, the securing of any patent or the maintaining of any patent in force;

(b)    a warranty or representation that any design, development, manufacture, use, lease or sale of any humanized antibody product, or the use of any method pertaining to humanized antibodies, will be free from infringement of the patent rights of third parties;

(c)    an obligation to furnish any manufacturing or technical information or assistance; or

(d)    conferring by implication, estoppel or otherwise any license or other right under any patent, except the licenses and rights expressly granted herein (including, but not limited to, the licenses under the PDL License Agreements for Herceptin, Xolair, Raptiva and Avastin (subject to regulatory approval).

8.2    This Settlement Agreement may be amended or modified only by an instrument in writing duly executed by the authorized representatives of the Parties.

8.3    All notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by overnight mail, postage prepaid, return receipt requested, or if dispatched by confirmed fax, addressed as follows:

If to Genentech:

Genentech, Inc.

1 DNA Way

South San Francisco, CA 94080

ATTENTION:	Corporate Secretary
Facsimile No.:	(650) 952-9881

If to PDL:

Protein Design Labs, Inc.

34801 Campus Drive

Fremont, CA 94555

ATTENTION:	Chief Executive Officer
cc: General Counsel
Facsimile No.:	(510) 574-1500

The aforementioned address of either party may be changed at any time by giving ten (10) days advance notice to the other party in accordance with the foregoing.

8.4    The captions used in this Settlement Agreement are for convenience only and shall not be used in interpreting this Settlement Agreement.

8.5    If any term, clause, or provision of this Settlement Agreement shall be judged to be invalid, the validity of any other term, clause, or provision shall not be affected; and such invalid term, clause, or provision shall be deemed deleted from this Settlement Agreement and the Settlement Agreement shall be enforced as if the deleted provision had never been part hereof unless to do so materially alters a responsibility owed by the Party against whom enforcement is sought, and in such an event this Settlement Agreement shall be subject to reformation to achieve for the Parties the benefit and responsibilities most appropriate under those changed circumstances.

8.6    This Settlement Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior discussions, agreements and representations, whether oral or written, and none of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided in this Settlement Agreement or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duty authorized official of the Party to be bound thereby.

8.7    This Settlement Agreement shall be construed and interpreted in accordance with the laws of the State of California.

8.8    Both Parties and their counsel have reviewed and contributed to the drafting of this Settlement Agreement, and the rule of construction providing that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Settlement Agreement. This Settlement Agreement shall be construed as if drafted by both Parties.

The undersigned warrant, as representatives for their respective Parties, that they have the authority to bind their respective Parties under the terms of this Settlement Agreement.

Protein Design Labs, Inc.		Genentech, Inc.

By:	/s/ Douglas O. Ebersole	By:	/s/ Stephen G. Juelsgaard

Title:	Senior VP, Legal & Corp. Dev.	Title:	Executive Vice President & General Counsel